EXHIBIT 99.1

FOR IMMEDIATE RELEASE SEPTEMBER 26, 2005	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

JEFFREY L. MOBLEY, CFA VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY

COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 26, 2005 - Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.05 per share quarterly dividend that will be paid on October 17, 2005 to common shareholders of record on October 3, 2005. Chesapeake has approximately 338.5 million common shares outstanding. In addition, Chesapeake’s Board has declared dividends on all of its outstanding convertible preferred stock issues.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 4.125% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 4.125% preferred stock is payable on December 15, 2005 to preferred shareholders of record on December 1, 2005 at the quarterly rate of $10.3125 per share. Chesapeake has 138,610 shares of 4.125% preferred stock outstanding with a liquidation value of $138.6 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 5.0% Cumulative Convertible Preferred Stock (Series 2003), par value $0.01. The dividend for the 5.0% preferred stock is payable on November 15, 2005 to preferred shareholders of record on November 1, 2005 at the quarterly rate of $1.25 per share. Chesapeake has 1.488 million shares of 5.0% preferred stock (Series 2003) outstanding with a liquidation value of $148.8 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 6.0% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 6.0% preferred stock is payable on December 15, 2005 to preferred shareholders of record on December 1, 2005 at the quarterly rate of $0.75 per share. Chesapeake has

101,275 shares of 6% preferred stock outstanding with a liquidation value of $5.1 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 5.0% Cumulative Convertible Preferred Stock (Series 2005), par value $0.01. The dividend for the 5.0% preferred stock is payable on October 17, 2005 to preferred shareholders of record on October 3, 2005 at the rate of $1.25 per share. Chesapeake has 4.6 million shares of 5.0% preferred stock (Series 2005) outstanding with a liquidation value of $460.0 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 4.5% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 4.5% preferred stock is payable on December 15, 2005 to preferred shareholders of record on December 1, 2005 at the rate of $0.9625 per share. Chesapeake has 3.45 million shares of 4.5% preferred stock outstanding with a liquidation value of $345.0 million.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, and Ark-La-Tex regions of the United States. The company’s Internet address is www.chkenergy.com.

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